EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of all Claims (this “Agreement”) is entered into by and among Dice Holdings, Inc. (the “Company”), Dice, Inc., and Scot W. Melland (the “Executive”) (collectively, the “Parties”), and is dated as of July 29, 2013.
WHEREAS, the Executive has been employed by the Company and its subsidiaries pursuant to that certain Employment Agreement, dated as of October 25, 2002, and amended as of July 1, 2003, July 9, 2005 and March 31, 2011, between Dice Inc. and the Executive (as amended from time to time, the “Employment Agreement”); and
WHEREAS, the Company and the Executive have agreed that the Executive shall resign his employment with the Company and its subsidiaries effective as of the close of business on September 30, 2013 (the “Termination Date”); and
WHEREAS, the Company and the Executive have agreed that the Executive shall continue as a member of the Board of Directors (the “Board”) of the Company following the Termination Date, subject to removal or termination in accordance with the Certificate of Incorporation and Bylaws of the Company as in effect from time to time; and
WHEREAS, the Company and the Executive have agreed that the Executive shall continue to provide certain consulting services to the Company for a certain period following the Termination Date as described herein.
NOW, THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Termination of Employment; Continuation of Board Membership; Consulting Arrangement.
A.    The Executive’s last day of active employment with the Company and its subsidiaries shall be the Termination Date. For the avoidance of doubt, through the Termination Date, the Executive shall continue to receive the same compensation and perquisites as he is receiving as of the date hereof and shall continue to be eligible to participate in the employee benefit plans and arrangements of the Company and each of its subsidiaries (collectively, the “Company Group”), in accordance with their terms as in effect from time to time.
B.    Effective as of the close of business on the Termination Date, the Executive shall be deemed to have resigned from any and all titles, positions, appointments and other positions of responsibility the Executive holds with any member of the Company Group, whether as an officer, director, employee, consultant, independent contractor, trustee, fiduciary, agent or otherwise, other than as a member of the Board. The Executive agrees to take any and all actions and execute any and all documents as are reasonably necessary to effect such resignations. Effective as of the close of business on the Termination Date, the Executive shall have no authority to act on behalf of the Company Group and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of the Company Group, or otherwise act in an executive or other decision-making capacity with respect to the Company Group, other than in his capacity as a member of the Board.
C.    The Executive shall continue as a member of the Board of Directors of the Company following the Termination Date, subject to removal or termination in accordance with the Certificate of Incorporation and Bylaws of the Company as in effect from time to time. Effective October 1, 2013, the Executive shall receive compensation for his service as a member of the Board on the same basis (i.e., cash and equity-based compensation, treating the Executive as a new Board member effective October 1, 2013 for purposes of the initial equity grant) and subject to the same terms and conditions as other non-employee members of the Board who receive compensation from the Company for their Board service.
D.    From the date hereof through the Termination Date, the Executive shall cooperate with the Company in good faith to transition his duties and responsibilities to the person who shall succeed the Executive as President and Chief Executive Officer of the Company. During the three-month period following the Termination Date (the “Consulting Period”), the Executive shall be reasonably available (taking into account his other obligations and commitments) to the Board and the Chief Executive Officer of the Company as reasonably requested by them from time to time to provide consulting advisory services (the “Consulting Services”), it being understood that the Executive shall not be required to provide any Consulting Services on more than one day per week. As consideration for the Consulting Services, the Company shall pay the Executive compensation at the rate of $15,000 per month, payable monthly in arrears. The Company shall reimburse the Executive for documented, out-of-pocket expenses reasonably incurred by him in the course of performing his Consulting Services, in accordance with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses. During the Consulting Period, the Executive acknowledges that (i) he shall be an independent contractor of the Company and not an employee of the Company, and nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent or employment relationship between the Company and the Executive, (ii) in such consulting capacity he shall not have any right to act for, represent or otherwise bind the Company or any of its affiliates in any manner, and (iii) in such consulting capacity he shall not be entitled to participate in any employee benefit plans or programs of the Company or any of its affiliates (other than COBRA or other coverage as a former employee may be provided in such plans); provided, however, that the foregoing is not intended to prevent or override the Executive’s ability to receive compensation from the Company in his capacity as a member of the Board.
E.    The Executive and the Company hereby acknowledge the expectation that the Executive’s time commitment to the Company in respect of providing the Consulting Services and his service as a member of the Board shall not exceed twenty percent (20%) of the average level of bona fide services the Executive performed on behalf of the Company during the 36-month period immediately preceding the Termination Date.

2.	Certain Payments and Benefits.
A.    Pro-Rata Bonus. In consideration for the Executive’s entering into this Agreement, the Executive shall remain eligible to receive a pro-rata bonus for calendar year 2013 (based on days elapsed through the Termination Date), based on actual performance of the Company and the Executive through the Termination Date (“Pro-Rata Bonus”). Such Pro-Rata Bonus shall be payable in 2014 at the same time and in the same manner as bonuses are paid to other senior executives of the Company. For the sake of clarity, Executive’s bonus shall be computed based on the amount of the bonus pool funding attributable to the financial performance of the Company (and any portion of the bonus pool that is funded automatically), but without any adjustments that the compensation committee of the Board would otherwise be permitted to make (higher or lower) for individual performance of the Executive.
B.    COBRA. The Executive shall have rights to continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law at the Executive’s own expense. Except as otherwise provided herein, as of and after the Termination Date, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Termination Date, including, without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, except as may be provided to other non-executive members of the Board. The Executive shall be entitled to all benefits accrued up to the Termination Date to the extent vested, under all employee benefit plans of any member of the Company Group, in accordance with the terms of such plans. Effective as of the Termination Date the Executive shall not be entitled to any other benefits or perquisites from the Company Group, except as may be provided to other non-executive members of the Board.
C.    Restrictive Covenant Payment. As additional consideration for Executive’s agreement to enter into this Agreement, and specifically for Executive’s agreement to extend the duration of his non-competition and non-solicitation obligations as described in Section 5 below, the Company shall pay the Executive the amount of $270,375 (the “Restrictive Covenant Payment”), payable in cash within 10 days following the Effective Date (as defined in Section 8G hereof).
D.    Accrued Obligations. As soon as reasonably practicable following the Termination Date, or such earlier date as may be required by applicable state statute or regulation, the Executive shall be entitled to receive the payment and benefits described below (the “Accrued Obligations”):
(a)    any annual base salary or other compensation earned but not paid to the Executive prior to the Termination Date with such payment being made on the first regularly scheduled payroll date occurring following the Termination Date;
(b)    payment for any accrued but unused vacation days, with such payment being made on the first regularly scheduled payroll date occurring following the Termination Date; and
(c)    any legitimate business expenses that remain unreimbursed as of the Termination Date that are submitted for reimbursement in accordance with Company Group policy within 30 days from the Termination Date.
For the avoidance of doubt, the Accrued Obligations described in this Section 2D are not intended to result in any duplication of any payments or benefits described in this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company Group. In the event of the Executive’s death prior to the payment in full of the Accrued Obligations, subject to compliance with the expense reimbursement policy referenced in Section 2D(c) for the portion of any Accrued Obligations that are legitimate business expenses that remain unreimbursed as of the Termination Date, the unpaid portion of the Accrued Obligations shall be paid, at the time and in the manner specified in this Section 2D, to the Executive’s estate.
E.    The Executive acknowledges, agrees and confirms that the payments and benefits from and after the Termination Date as set forth in this Agreement includes all compensation due and owing to the Executive from the Company Group with respect to his employment with the Company Group and under the Employment Agreement and from any and all other sources of entitlement from the Company Group, in each case, from and after the Termination Date (except with respect to his continued service as a member of the Board), including but not limited to all wages, salary, commissions, bonuses, incentive payments, equity payments, expense reimbursements, leave, vacation and sick pay, severance pay or any other payments and benefits. The Executive further acknowledges and agrees that the Company Group has satisfied all of its obligations owed to the Executive pursuant to the Employment Agreement and otherwise related to his employment with the Company Group as of and through the date hereof.
F.    The Company will pay the Executive’s legal fees and expenses incurred in connection with the negotiation and preparation of this Agreement, in an aggregate amount not to exceed $10,000. The Executive agrees that, as provided in Section 4, if he does not provide the Second Release (or if he revokes it such that it does not become irrevocable) within the timeframe contemplated by Section 8G, then he shall be obligated to repay (within 10 days following the last date on which the Second Release was to be provided pursuant to Section 8G) to the Company the payments made by the Company under this Section 2F.

3.	Treatment of Equity-Based Awards.
A.    Notwithstanding the provisions of the Company’s equity plans (“Equity Plans”) pursuant to which the Executive has previously received grants of options to purchase Company common stock (“Stock Options”) and awards of restricted shares of Company common stock (“Restricted Stock”), and the award agreements evidencing such grants (the “Award Agreements”), the Executive’s outstanding awards of Stock Options and Restricted Stock shall continue to vest in accordance with their terms through March 31, 2014, subject to the Executive’s continued employment through the Termination Date and continued service as a member of the Board through any applicable vesting date (provided, that the Board shall give due and meaningful consideration to a request by the Executive to accelerate (but shall not be obligated to accelerate) the vesting of any unvested awards of Stock Options and Restricted Stock (which would have otherwise vested by March 31, 2014) in connection with any earlier departure by Executive from the Board). Effective as of March 31, 2014 (or, if earlier, the date that the Executive ceases to be a member of the Board), any then unvested awards of Stock Options and Restricted Stock shall immediately terminate and be cancelled without any consideration therefor (unless otherwise determined by the Board).
B.    All Stock Options and shares of Restricted Stock shall immediately vest upon Executive’s resignation as a member of the Board following a request from the Company (other than if such termination is for Cause (as defined in the Employment Agreement)).
C.    Notwithstanding the terms of the Equity Plans and the Award Agreements relating to outstanding Stock Options, the vested Stock Options may continue to be exercisable (in accordance with all other terms of the Equity Plans and Award Agreements) until the earlier of (i) June 30, 2015 and (ii) the expiration of the originally scheduled term of the applicable Stock Options, and shall thereafter immediately expire and terminate to the extent unexercised.
D.    Except as specifically provided herein, the Stock Options and Restricted Stock shall be treated in accordance with the terms of the Equity Plans and the Award Agreements.
4. Release Conditions. For the avoidance of doubt, the Pro-Rata Bonus described in Section 2A, the Restrictive Covenant Payment described in Section 2C, the legal fees reimbursement described in Section 2F and the treatment of the Stock Options and Restricted Stock described in Section 3, are conditioned upon the Executive’s execution and delivery of this Agreement (which includes the general waiver and release of claims provided in Section 8 of this Agreement) and non-revocation of such release by the Executive during the seven-day revocation period set forth in Section 8F below, and the execution and delivery and non-revocation of the Second Release described in Section 8G below. Notwithstanding anything to the contrary in this

Agreement, if the Executive does not execute and deliver this Agreement so that it becomes effective in accordance with Section 8F (and the Second Release so that it becomes effective in accordance with Section 8G), then the Executive shall not be entitled to receive any payments or benefits described in Sections 2A, 2C, 2F or 3, and the Company Group shall not have any further obligations to the Executive under this Agreement (including under Sections 2A, 2C, 2F and 3) except as otherwise required by applicable law (and any payments made to the Executive under Sections 2A, 2C, 2F and 3 shall be required to be repaid by the Executive to the Company); provided, that any such revocation shall have no effect on the effective termination of the Executive’s employment as of the Termination Date.
5.    Survival of Certain Provisions of the Employment Agreement; Extension of Restrictive Covenants.
A.    The Executive acknowledges and agrees that, except as otherwise specifically provided in this Agreement, the provisions of the Employment Agreement that are contemplated by their terms to survive the Termination Date (including, without limitation, the non-competition covenant in Section 5(a) thereof and the non-solicitation covenant in Section 5(b) thereof) shall remain in full force and effect and are incorporated herein as binding material terms, and the Executive shall remain subject to the obligations contained therein regardless of whether the Executive signs or revokes this Agreement; provided, that the parties hereto agree that (i) the duration of the covenants set forth in Sections 5(a) and 5(b) of the Employment Agreement shall be extended and apply until the expiration of the 18-month period following the Termination Date, (ii) for purposes of Section 5(a) of the Employment Agreement only, “the business of the Company” shall be limited to the businesses in which the Company (or any of its subsidiaries) participate as of the Termination Date (or in which the Executive knows that the Company or any of its subsidiaries have as of the Termination Date taken affirmative steps to enter (including Board presentations or action, or corporate planning at the senior management level)), and (iii) notwithstanding anything in Section 5(a) of the Employment Agreement to the contrary, the Executive shall be permitted to provide services to a person or entity that is engaged in a business that is competitive with the business of the Company so long as (x) the Executive does not provide services in respect of such competitive business and (y) the Executive does not have any supervisory responsibility for or otherwise advise or give any relevant information to any personnel of such competitive business) . The Executive hereby agrees that prior to commencing employment with, or commencing to provide services to, any other person or entity during any period during which the Executive remains subject to any of the covenants set forth in Section 5 of the Employment Agreement (as modified by this Agreement), the Executive shall provide such employer with written notice of such provisions of the Employment Agreement and this Agreement (which may be effected by advising such prospective employer of the location of the publicly filed agreements) with a copy of such notice or advice delivered simultaneously to the Company, and the Executive authorizes the Company Group to do the same.
B.    Notwithstanding anything herein or in the Employment Agreement to the contrary, the Parties acknowledge and agree that Section 13 of the Employment Agreement (Indemnification) shall survive the Termination Date and shall remain in full force and effect.
6.    Non-Disparagement; Confidentiality; Return of Property. Without limiting the generality of Section 5 hereof (including the application of the surviving provisions of the Employment Agreement), the Executive further agrees as follows:
A.    The Executive hereby agrees from the date hereof through the expiration of the 18-month period following the Termination Date (a) not to participate or engage in any trade or commercial disparagement of the business or operations of any member of the Company Group; and (b) not to make any disparaging remarks or communications of any type concerning any member of the Company Group or any of the officers, directors, employees, partners, members, managers, shareholders or agents of any member of the Company Group. Nothing in this Section 6A shall not prohibit disclosure (i) as may be ordered by any regulatory agency or court or as required by other lawful process, or (ii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement.
B.    The Executive hereby agrees not to disclose, make known, discuss or relay any of the discussions leading up to this Agreement, to anyone other than members of the Executive’s immediate family and/or the Executive’s tax advisor or attorney, provided that those to whom the Executive makes such disclosure agree to keep said information confidential and not disclose it to others. The Company hereby agrees not to disclose, make known, discuss or relay any of the discussions leading up to this Agreement, to anyone other than the Company’s tax advisor or attorney, provided that those to whom the Company makes such disclosure agree to keep said information confidential and not disclose it to others. The foregoing shall not prohibit disclosure (i) as may be ordered by any regulatory agency or court or as required by other lawful process, or (ii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement.
C.    The Executive hereby agrees to deliver to the Company as soon as practicable and in no event later than the Termination Date, and retain no copies of, any memoranda, notes, lists, records and other documents or papers (and all copies thereof), including items stored in computer memories, in smartphones, on microfilm or by other means, made or compiled by the Executive, or made available to the Executive relating to the Company Group, its business or the Executive’s position at the Company Group, and all equipment and property of any member of the Company Group which may be in the Executive’s possession or under the Executive’s control, whether at the Company Group's offices, the Executive’s home or elsewhere, including all such papers, work papers, notes, documents, telephones, computers and any other equipment in the Executive’s possession. The Executive agrees that all such material is and shall remain the property of the Company Group. Notwithstanding anything herein to the contrary, the Executive shall be permitted to retain and utilize for his personal use (i) his Company-provided cellular telephone and shall be permitted to retain his cell phone number (which the Company will promptly following the Termination Date transfer to the Executive), (ii) copies of publicly-filed documents, and personnel and benefits-type documents applicable to the Executive, and (iii) his rolodex (including any electronic version thereof).
7. Remedies and Injunctive Relief. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 5 and 6 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, confidential information and other legitimate interests of the Company Group; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive therefore agrees that the Company Group, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The Parties further agree that, in the event that any provision of Sections 5 or 6 hereof shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8.	Acknowledgment and Release.
A.    In consideration of the Company’s agreement to provide the Executive with compensation and benefits under this Agreement to which the Executive would not otherwise be entitled (in the absence of the Executive’s agreement to the terms of this Section 8), and except with respect to the Executive’s and the Company’s obligations arising under or preserved in this Agreement, the Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Executive’s employment or termination of employment with, or his serving in any capacity in respect of, any member of the Company Group, both known and unknown, in law or in equity, which the Executive may now have or ever had against any member of the Company Group or any shareholder, partner, member, employee, director, manager, agent or officer of any member of the Company Group (collectively, the “Releasees”) from the beginning of time to the date hereof. This includes, but is not limited to, (i) any claim for any severance benefit which but for this Agreement might have been due the Executive under any previous agreement executed by and between any member of the Company Group and the Executive; (ii) any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, or other protected class, or retaliation; (iii) any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, and the Sarbanes-Oxley Act of 2002, all as amended; (iv) any claim for wrongful termination, back pay, future wage loss, and injury subject to relief under the Workers’ Compensation Act; and (v) any claim under any other common law, public policy, contract (whether oral or written, express or implied) or tort law and/or any other local, state or federal law, regulation or ordinance. By signing this Agreement the Executive acknowledges that he intends to waive and release any rights known or unknown he may have against the Releasees under these and any other laws.
B.    Notwithstanding Section 8A, all of the Executive’s rights to (i) indemnification under the Employment Agreement, By-Laws and/or Charter or Certificate of Incorporation of any member of the Company Group; (ii) the payments and benefits under this Agreement; (iii) accrued vested benefits under employee benefit plans of the Company Group subject to the terms and conditions of such plans and applicable law; (iv) coverage under the Company’s directors and officers liability insurance policy in accordance with the terms of such policy; and (v) bring claims that may not be released by law, in each case under (i), (ii), (iii), (iv), and (v) shall continue.
C.    The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination thereof (each individually a “Proceeding”). The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. The Company acknowledges that it has not filed any complaint, charge, claim or proceeding against the Executive before any local, state or federal agency, court or other body relating to his employment or the termination thereof, and represents that it is not aware of any basis on which such a complaint, charge, claim or proceeding could reasonably be instituted.
D.    The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that by entering into this Agreement, he will be limiting the availability of certain remedies that he may have against the Company Group and also limiting his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Section 8 shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint or Proceeding against the Company Group before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in this Agreement (but no other portion of such waiver), or (ii) initiating or participating in an investigation or Proceeding conducted by the EEOC.
E.    The Executive acknowledges that he has been given twenty-one (21) days from the date of receipt of this Agreement to consider all the provisions of this Agreement and, if he executes this Agreement prior to the expiration of such twenty-one (21) day period, he does hereby knowingly and voluntarily waive said twenty-one (21) day period. The Parties each agree that the modifications to this Agreement from the version previously distributed to the Executive do not restart such twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY GROUP TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS SECTION 8 AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
F.    The Executive shall have seven (7) days from the date of his execution of this Agreement to revoke this Agreement, including the release given under this Section 8 with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If not so revoked during such seven-day period, this Agreement shall become effective on the eighth (8th) day following the Executive’s execution of this Agreement. If the Executive revokes this Agreement including, without limitation, the release given under this Section 8 (or the Second Release), the Executive will be deemed not to have accepted the terms of this Agreement, including any action required of the Company Group by any Section of this Agreement. For the sake of clarity, no payments or benefits under Section 2A, 2C or 3 shall be provided unless and until the release provided under this Section 8 and the Second Release have been delivered and become irrevocable.
G.    The Executive further agrees that he will execute and deliver, as within 45 days following the Termination Date, a second waiver and general release in the form attached hereto as Exhibit A (the “Second Release”). For purposes hereof, the date of effectiveness of the Second Release shall be referred to as the “Effective Date.”

9. Representations of the Executive; Advice of Counsel. The Executive represents, warrants and covenants that as of the date hereof (i) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive’s obligations hereunder, (ii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive’s duties and obligations to the Company Group hereunder and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.
B.    Prior to execution of this Agreement, the Executive was advised by the Company Group of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company Group’s directors, managers, officers, employees, members, shareholders, partners or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney. The Executive acknowledges that except as set forth expressly herein, no promises or representations have been made to him in connection with his separation from the Company Group, or the terms of this Agreement.

10.	Miscellaneous.
A.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
If to the Company Group:
Dice Holdings, Inc.
1040 Avenue of the Americas, 16th Floor
New York, New York 10018
Attn: General Counsel
If to the Executive:

Scot W. Melland
417 Silvermine Road
New Canaan, CT 06840
With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Jordan A. Messinger
or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

B.    Successors. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and permitted assigns. This Agreement is personal to the Executive and shall not be assignable by the Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of the Executive, and any assignment in violation of this Agreement shall be void.
C.    Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement (including self-employment taxes in respect of compensation payments for his Board service and the Consulting Services). Notwithstanding any other provision of this Agreement, the Company Group may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes, including without limitation any applicable employment taxes that are required to be withheld by applicable laws and regulations.
D.    Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.
E.    Non-Admission of Wrongdoing. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of any member of the Company Group.
F.    Governing Law; Venue; Waiver of Trial by Jury. This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision. Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in any state court located within the Borough of Manhattan, New York) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the Parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 10F; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 10F or enforcing any judgment obtained by the Company. The agreement of the Parties to the forum described in this Section 10 is independent of the law that may be applied in any suit, action, or proceeding and the Parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The Parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 10F, and the Parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The Parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 10F shall be conclusive and binding upon the Parties and may be enforced in any other jurisdiction. The Parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 10A. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 10F. Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement (except to the extent that a court orders one of the parties to pay the fees, costs and expenses of the other party).
G.    Entire Agreement. This Agreement and the provisions of the Employment Agreement incorporated herein, the Equity Plans and the Award Agreements are the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties or between any member of the Company Group and the Executive. For the avoidance of doubt, the Executive reaffirms his understanding that the waiver and release provided in Section 8A of this Agreement (and the Second Release) will prevent the Executive from receiving, under any agreement other than this Agreement, any severance or similar payments or benefits from the Company Group including without limitation under any other prior agreements, whether written, oral, express or implied. Other than this Agreement and the provisions of the Employment Agreement incorporated herein, there are no agreements of any nature whatsoever between the Executive and the Company Group that survive this Agreement. This Agreement may not be modified or amended, nor may any rights under this Agreement be waived, except in a writing signed and agreed to by the Parties.
H.    Counterparts. This Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each Party hereto confirms that any facsimile copy of such Party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

11.	Section 409A.
A.    This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the Parties consistent with such intent. If either Party in good faith notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the Parties shall promptly and reasonably consult with each other, and shall use their efforts to reform the provisions of this Agreement, as appropriate, to (a) maintain to the extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company Group and (b) to the extent reasonably practicable, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the Executive or the Company. Notwithstanding the foregoing, in no event shall any member of the Company Group indemnify or be responsible for any taxes imposed on the Executive under Section 409A.
B.    Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treasury Regulation § 1.409A‑1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation § 1.409A‑1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A‑1 through A-6.
C.    Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
[REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the day and the year first above written.
DICE HOLDINGS, INC.
By: /S/ Brian P. Campbell
Name: Brian P. Campbell
Title: Vice President and General Counsel
DICE, INC.
By: /S/ Brian P. Campbell
Name: Brian P. Campbell
Title: Vice President and General Counsel
SCOT W. MELLAND
By: /S/ Scot W. Melland
Date: July 29, 2013

[Signature page to Scot Melland Separation Agreement]

Exhibit A
Release of Claims
Capitalized terms used in this Release of Claims (this “Release”) that are not defined herein have the meanings given to them in that certain Separation Agreement and General Release of all Claims Agreement (the “Agreement”), dated as of July 29, 2013, by and among Dice Holdings, Inc., Dice, Inc. and Scot W. Melland.
A.    In consideration of the Company’s agreement to provide the Executive with compensation and benefits under the Agreement to which the Executive would not otherwise be entitled (in the absence of the Executive’s agreement to the terms of this Release), and except with respect to the Executive’s and the Company’s obligations arising under or preserved in this Agreement, the Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Executive’s employment or termination of employment with, or his serving in any capacity in respect of, any member of the Company Group, both known and unknown, in law or in equity, which the Executive may now have or ever had against any member of the Company Group or any shareholder, partner, member, employee, director, manager, agent or officer of any member of the Company Group (collectively, the “Releasees”) from the beginning of time to the date hereof. This includes, but is not limited to, (i) any claim for any severance benefit which but for this Agreement might have been due the Executive under any previous agreement executed by and between any member of the Company Group and the Executive; (ii) any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, or other protected class, or retaliation; (iii) any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, and the Sarbanes-Oxley Act of 2002, all as amended; (iv) any claim for wrongful termination, back pay, future wage loss, and injury subject to relief under the Workers’ Compensation Act; and (v) any claim under any other common law, public policy, contract (whether oral or written, express or implied) or tort law and/or any other local, state or federal law, regulation or ordinance. By signing this Agreement the Executive acknowledges that he intends to waive and release any rights known or unknown he may have against the Releasees under these and any other laws.
B.    Notwithstanding paragraph A, all of the Executive’s rights to (i) indemnification under the Employment Agreement, By-Laws and/or Charter or Certificate of Incorporation of any member of the Company Group; (ii) the payments and benefits under the Agreement; (iii) accrued vested benefits under employee benefit plans of the Company Group subject to the terms and conditions of such plans and applicable law; (iv) coverage under the Company’s directors and officers liability insurance policy in accordance with the terms of such policy; and (v) bring claims that may not be released by law, in each case under (i), (ii), (iii), (iv), and (v) shall continue.
C.    The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination thereof (each individually a

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“Proceeding”). The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.
D.    The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that by entering into this Release, he will be limiting the availability of certain remedies that he may have against the Company Group and also limiting his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Release shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint or Proceeding against the Company Group before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in this Release (but no other portion of such waiver), or (ii) initiating or participating in an investigation or Proceeding conducted by the EEOC.
E.    The Executive acknowledges that he has been given twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and, if he executes this Release prior to the expiration of such twenty-one (21) day period, he does hereby knowingly and voluntarily waive said twenty-one (21) day period. The Parties each agree that the modifications to this Release from the version previously distributed to the Executive do not restart such twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THE AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY GROUP TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
F.    The Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If not so revoked during such seven-day period, this Release shall become effective on the eighth (8th) day following the Executive’s execution of this Release. If the Executive revokes this Release, the Executive will be deemed not to have accepted the terms of the Agreement, including any action required of the Company Group by any Section of the Agreement. For the sake of clarity, no payments or benefits under Section 2A, 2C or 3 of the Agreement shall be provided unless and until the Release has been delivered and become irrevocable.

/s/ Scot W. Melland
    Scot W. Melland
    Date: 10/1/13 (not to be signed before October 1, 2013)

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